NATUROL HOLDINGS, INC.
                             6265 Stevenson Way
                           Las Vegas, Nevada 89120

Mr. Tobias Mathews
MGA Holdings Limited
Channel House, Green Street
St. Helier, Jersey JE4 5UW, Channel Islands
United Kingdom

Ms. Julie Le Main
Willow Holdings Inc
Ansbacher Trustees (Jersey) Ltd.
7/11 Britannia Place
Bath St.
St. Helier, Jersey, Je4 8US, Channel Islands
United Kingdom

      RE: Letter Agreement between Naturol Holdings LTD., NATUROL INC., MGA Holdings Limited, and Willow Holdings, Inc.

Gentleman:

As a result of recent discussions relative to Naturol Holdings Ltd. and Naturol, Inc., a wholly owned subsidiary of Naturol Holdings Ltd. inability to make the license payments as required in the license agreement with MGA Holdings Limited, the parties have agreed to formalize their agreement in this "Letter Agreement."

THIS LETTER AGREEMENT is executed by and among Naturol Holdings, Inc. and Naturol, Inc., (collectively "Naturol"), MGA Holdings Limited ("MGA"), and Willow Holdings, Inc. ("Willow"), on this 18th day of September 2002.

WHEREAS, on or about August 20, 2001, Naturol, Inc., a Nevada corporation which became a wholly owned subsidiary of Naturol Holdings Ltd. on or about January 17, 2002, entered into a license agreement with MGA (the "License Agreement") whereby Naturol acquired the exclusive rights to a process and apparatus for preparing extracts and oils from natural plants and other matters, which process was covered by PCT Patent applications as defined in the License Agreement. Additionally, the License Agreement called for the payment of certain obligations including but not limited to payment of royalties of 8% and an annual payment of $360,000.

WHEREAS, Naturol has paid a total of $50,000 towards the first years annual payment of the $360,000.

WHEREAS, Willow received 9,331,321 post split shares of Naturol Holdings Ltd. common stock in the merger between Naturol Holdings Ltd. (formerly Coronado) and Naturol, Inc.

WHEREAS, Naturol received correspondence from MGA indicating MGA's intention to default Naturol on the License Agreement, and take a course of action including termination of the License Agreement. On or about April of 2002, MGA informed Naturol that MGA would not take a default action against Naturol for its failure to make payments under the terms of the License Agreement and to meet its commercial obligations under the terms of the License Agreement; however no continuing term for the waiver of default was agreed upon.

NOW THEREFORE, in an effort to resolve their differences, the parties have agreed to take the following actions:

1. MGA waives all payment obligations by Naturol under the License Agreement up to this date of September 18, 2002.
2. MGA and Naturol agree to execute an amended and restated non-exclusive license agreement ("Amended Non-exclusive License Agreement"). This Amended Non-exclusive License Agreement will supercede all terms and conditions of the License Agreement.
3. Naturol has the option of converting the Amended Non-exclusive License Agreement to an exclusive license agreement, based upon the terms and conditions reflected in the Non-exclusive License Agreement, which include the payment of certain annual monetary obligations to be referenced therein.
4. Willow, concurrent with the effectiveness of this agreement, and the execution by MGA and Naturol of the Amended Non-exclusive License Agreement will return to Naturol, 9,331,321 shares of common stock of Naturol issued to Willow in exchange for the License Agreement.
5. MGA and Naturol agree that MGA or its assigns will manage, on behalf of Naturol, Naturol's interest in its subsidiary, Naturol Canada Limited, which is 49% owned by Naturol and 51% owned by Isaac Moss and held in trust for Naturol. Naturol will be provided access to all technological developments relating to the technology as referenced in the Amended License Agreement, which technology is being further developed at the Prince Edward Island Food Technology Centre in Canada. MGA will assume and indemnify Naturol of all outstanding financial obligations incurred by Naturol or Naturol Canada Limited in reference to the activities of Naturol Canada Limited, including but not limited to the obligations to the National Research Council of Canada Industrial Research Assistance Program Contribution to Firms Agreement. Additionally, MGA will continue to pay all future financial obligations of Naturol Canada Limited relating to obligations of Naturol Canada Limited to National Research Council of Canada Industrial Research Assistance Program Contribution to Firms Agreement.
6. MGA will assume all financial obligations relating to patent and licensing issues, including past obligations by Naturol to the firm of Koppel & Jacobs, patent counsel. MGA will provide Naturol with access to all the benefits of the patents, copyrights, and other intellectual property rights which are derived from or in relation to the technology referenced in the Amended License Agreement.
7. All parties to this Letter Agreement, including the individuals and or entities executing this Letter Agreement in agreement thereof, waive any rights to any claims each may have against the other in relation to either the non-payment of any license fees or any other terms or conditions of the License Agreement or purported default thereof, if any.

This Letter Agreement is agreed to this 18th day of September, 2002, by and among the following parties:

MGA HOLDINGS, INC.

By: /s/Tobias A G Mathews
     Tobias A G Mathews, Director


WILLOW HOLDINGS, INC.

By: /s/ Patricia Jehan
     Director

NATUROL HOLDINGS LTD.

By: /s/Isaac Moss
     Isaac Moss, President

Agreed to by:

     Naturol Canada Limited

     By: /s/Isaac Moss
          Isaac Moss

Agreed to individually by:

     /s/Isaac Moss
     Isaac Moss

     /s/Paul McClory
     Paul McClory